EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS

INTENTIA INTERNATIONAL AB:

We consent to the incorporation by reference in the registration statements Nos. 333-74842 and 333-91160 on Form S-8 of Lawson Software, Inc. of our report dated July 21, 2006, with respect to the consolidated balance sheets of Intentia International AB (publ) (“Intentia”) as of December 31, 2004 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2005, which report appears in the Form 8-K/A of Lawson Software, Inc. dated July 21, 2006.

Our report refers to a change in the basis of accounting, differences under accounting principles generally accepted in the United States of America, and restatements made to Intentia's consolidated financial statements.

Stockholm July 21, 2006

/s/ KPMG Bohlins AB